Exhibit 99.1

For additional information contact:                                                                                     Andrew Moreau 501-905-7962
                        Vice President – Corporate Communications
                        andrew.moreau@alltel.com

                        Tim Hicks 501-905-8991
                        Director – Investor Relations
                        alltel.investor.relations@alltel.com

Release Date:                                                                                                       Aug. 29, 2007

Alltel shareholders approve purchase by TPG Capital, GS Capital Partners

LITTLE ROCK, Ark. – Alltel today announced that its shareholders approved the previously announced purchase of the company by TPG Capital and GS Capital Partners. Of the shares voted at today’s special meeting, approximately 97 percent were cast in favor of the purchase, representing approximately 73 percent of the total shares outstanding and entitled to vote.
The Federal Communications Commission still must approve the transaction. Once the transaction closes, the company’s shareholders will receive $71.50 in cash for each share of Alltel common stock.
“I’m very pleased to receive such strong shareholder support for this transaction,” said Alltel President and CEO Scott Ford. “With today’s stockholder vote, we have received all required approvals except the FCC approval. While the company is waiting to hear from the FCC more definitively on the timing of its approval process, we expect to receive a favorable FCC vote in time for the transaction to close by year-end.”
Alltel is owner and operator of the nation's largest wireless network and has 12 million wireless customers.

Forward-Looking Statements
Alltel claims the protection of the safe-harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to uncertainties that could cause actual future events and results to differ materially from those expressed in the forward-looking statements. These forward-looking statements are based on estimates, projections, beliefs, and assumptions and are not guarantees of future events and results. Actual future events and results may differ materially from those expressed in these forward-looking statements as a result of a number of important factors. Representative examples of these factors include (without limitation): the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement with TPG and GS Capital; the failure to satisfy conditions to completion of the merger, including the receipt of all regulatory approvals related to the merger; risks that the proposed transaction disrupts current plans and operations; adverse changes in economic conditions in the markets served by Alltel; the extent, timing, and overall effects of competition in the communications business; material changes in the communications industry generally that could adversely affect vendor relationships with equipment and network suppliers and customer relationships with wholesale customers; changes in communications technology; the risks associated with the integration of acquired businesses; adverse changes in the terms and conditions of the wireless roaming agreements of Alltel; the potential for adverse changes in the ratings given to Alltel's debt securities by nationally accredited ratings organizations; the uncertainties related to Alltel's strategic investments; the effects of litigation; and the effects of federal and state legislation, rules, and regulations governing the communications industry. In addition to these factors, actual future performance, outcomes, and results may differ materially because of more general factors including (without limitation) general industry and market conditions and growth rates, economic conditions, and governmental and public policy changes.

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Alltel, NYSE: AT
www.alltel.com